Exhibit 99.1

For further information, contact:
Sukhi Nagesh	Daniel Yoo
Investor Relations	Media Relations
408-222-8373	408-222-2187
sukhi@marvell.com	yoo@marvell.com

Marvell Technology Group Ltd. Reports Fourth Fiscal Quarter and Fiscal

Year 2013 Financial Results

Santa Clara, Calif. (February 21, 2013) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a global leader in integrated silicon solutions, today reported financial results for the fourth fiscal quarter and fiscal year 2013, ended February 2, 2013.

Key Fourth Quarter of Fiscal 2013 and Fiscal Year 2013 Financial Highlights

•	Revenue: Q4 FY 2013 $775 Million; FY 2013, $3.17 Billion

•	GAAP Net Income: Q4 FY 2013, $50 Million; FY 2013, $307 Million

•	GAAP EPS: Q4 FY 2013, $0.09; FY 2013, $0.54

•	Non-GAAP Net Income: Q4 FY 2013, $104 Million; FY 2013, $498 Million

•	Non-GAAP EPS: Q4 FY 2013, $0.19; FY 2013, $0.86

•	Free Cash Flow: Q4 FY 2013, $161 Million, FY 2013, $626 Million

First Quarter of Fiscal 2014 Financial Outlook

Marvell’s financial outlook does not include the potential impact of future share repurchases, pending litigation matters, business combinations, asset acquisitions or other investments that may be completed after February 2, 2013.

•	Revenue is expected to be in the range of $700 to $740 Million

•	GAAP Gross Margin is expected to be in the range of 52.7% +/-50 bps. Non-GAAP Gross Margin is expected to be in the range of 53.0% +/-50 bps.

•	GAAP Operating Expenses are expected to be in the range of $360 Million +/-$10 Million. Non-GAAP Operating Expenses to be in the range of $310 Million +/-$10 Million.

•	GAAP EPS expected to be in the range of $0.04 +/-$0.02. Non-GAAP EPS expected to be in the range of $0.14 +/-$0.02.

Fourth Quarter of Fiscal 2013 and Fiscal Year 2013 Summary

Revenue for the fourth quarter of fiscal 2013 was $775 million, a 1 percent sequential decrease from $781 million in the third quarter of fiscal 2013, ended October 27, 2012, and a 4 percent increase from revenue of $743 million in the fourth quarter of fiscal 2012, ended January 28, 2012.

For the fiscal year ended February 2, 2013, revenue was $3.17 billion, a decrease of 7 percent from revenue of $3.39 billion for the fiscal year ended January 28, 2012.

GAAP net income for the fourth quarter of fiscal 2013 was $50 million, or $0.09 per share (diluted), compared with GAAP net income of $69 million, or $0.12 per share (diluted), for the third quarter of fiscal 2013, and $81 million, or $0.13 per share (diluted), for the fourth quarter of fiscal 2012.

For the year ended February 2, 2013, GAAP net income was $307 million, or $0.54 per share (diluted), compared with GAAP net income of $615 million, or $0.99 per share (diluted), for the year ended January 28, 2012.

Non-GAAP net income was $104 million, or $0.19 per share (diluted), for the fourth quarter of fiscal 2013, compared with non-GAAP net income of $113 million, or $0.20 per share (diluted), for the third quarter of fiscal 2013 and $127 million, or $0.21 per share (diluted), for the fourth quarter of fiscal 2012.

For the fiscal year ended February 2, 2013, non-GAAP net income was $498 million, or $0.86 per share (diluted), compared with non-GAAP net income of $795 million, or $1.27 per share (diluted) for the fiscal year ended January 28, 2012.

“Fiscal year 2013 was a disappointing year for Marvell. Industry hard disk drive unit shipments declined for the year offsetting share gains, the networking end market was relatively flat and we endured a product transition in Mobile. Despite the revenue decline, Marvell remained profitable and generated $626 million in free cash flow while simultaneously continuing investments in several key initiatives,” said Dr. Sehat Sutardja, Marvell’s Chairman and Chief Executive Officer. “We expect many of our investments and key initiatives to produce tangible results in the new fiscal year across all of our served end markets. These include continued share gains in HDDs, strong growth and share gains in SSDs and hybrids, above market growth in networking, increased traction for our connectivity products and a resumption of growth in our mobile business.”

Marvell reports net income, basic and diluted net income per share, in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis as outlined below. Reconciliations of GAAP net income to non-GAAP net income for the three months ended February 2, 2013, October 27, 2012 and January 28, 2012 appear in the financial statements below. Non-GAAP net income, where applicable, excludes the effect of stock-based compensation, amortization of acquired intangible assets, acquisition-related costs, restructuring costs, and certain one-time expenses and benefits.

GAAP gross margin for the fourth quarter of fiscal 2013 was 52.2 percent, compared to 52.0 percent for the third quarter of fiscal 2013 and 54.1 percent for the fourth quarter of fiscal 2012. GAAP gross margin for fiscal year 2013 was 52.9 percent compared to 56.8 percent for fiscal year 2012.

Non-GAAP gross margin for the fourth quarter of fiscal 2013 was 53.2 percent, compared to 52.3 percent for the third quarter of fiscal 2013 and 54.5 percent for the fourth quarter of fiscal 2012. Non-GAAP gross margin for fiscal year 2013 was 53.4 percent compared to 57.0 percent for fiscal year 2012.

Shares used to compute GAAP net income per diluted share for the fourth quarter of fiscal 2013 were 528 million shares, compared with 559 million shares in the third quarter of fiscal 2013 and 599 million shares in the fourth quarter of fiscal 2012. Shares used to compute GAAP net income per diluted share for fiscal year 2013 were 563 million shares as compared with 623 million shares for fiscal year 2012.

Shares used to compute non-GAAP net income per diluted share for the fourth quarter of fiscal 2013 were 544 million shares, compared with 578 million shares for the third quarter of fiscal 2013 and 606 million shares for the fourth quarter of fiscal 2012. Shares used to compute non-GAAP net income per diluted share for fiscal year 2013 were 579 million shares as compared with 627 million shares for fiscal year 2012. The decrease in shares used to compute both Marvell’s GAAP and non-GAAP net income per diluted share was primarily due to Marvell’s share repurchase program.

Cash flow from operations for the fourth quarter of fiscal 2013 was $205 million, compared to the $137 million reported in the third quarter of fiscal 2013 and the $69 million reported in the fourth quarter of fiscal 2012. Free cash flow for the fourth quarter of fiscal 2013 was $161 million, compared to the $113 million reported in the third quarter of fiscal 2013 and the $38 million reported in the fourth quarter of fiscal 2012. Free cash flow as presented above is defined as cash flow from operations, less capital expenditures and purchases of IP licenses.

Under the share repurchase program, Marvell repurchased approximately 34 million shares for a total of $283 million in the fourth quarter of fiscal 2013. Over the past ten quarters, Marvell has repurchased and retired approximately 184 million shares, or about 27 percent, of its outstanding shares.

Marvell also paid a quarterly dividend of $0.06 per share on December 21, 2012 to all shareholders of record as of December 13, 2012. Marvell intends to pay its next quarterly dividend of $0.06 per share on April 4, 2013 to all shareholders of record as of March 14, 2013.

The payment of future quarterly cash dividends on Marvell’s common shares is subject to, among other things, the best interests of its shareholders, its results of operations, cash balances and future cash requirements, financial condition, statutory requirements of Bermuda law, and other factors that the board of directors may deem relevant.

Conference Call

Marvell will be conducting a conference call on Thursday, February 21, 2013 at 1:45 p.m. Pacific Time to discuss results for the fourth fiscal quarter and fiscal year 2013. Interested parties may join the conference call by dialing 1-866-788-0541 or 1-857-350-1679, pass-code 61639137. The call will be webcast by Thomson Reuters and can be accessed at the Marvell Investor Relations website at http://investor.marvell.com/ with a replay available following the call until March 21, 2013.

Discussion of Non-GAAP Financial Measures

Non-GAAP financial measures exclude the effect of stock-based compensation expense, amortization of acquired intangible assets, acquisition-related costs, restructuring costs, and certain one-time expenses and benefits that are driven primarily by discrete events that management does not consider to be directly related to Marvell’s core operating performance. Non-GAAP net income per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares outstanding (diluted). For purposes of calculating non-GAAP net income per share, the GAAP weighted average shares outstanding (diluted) is adjusted to exclude the potential benefits of stock-based compensation expected to be incurred in future periods but not yet recognized in the financial statements. The expected compensation costs are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method and also include the dilutive/anti-dilutive effects of common stock options and restricted stock units.

Marvell believes that the presentation of non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to Marvell’s financial condition and results of operations. While Marvell uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance, Marvell does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, Marvell believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance. For further information regarding why Marvell believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to Marvell’s Current Report on Form 8-K filed today with the SEC. The Form 8-K is available on the SEC’s website at www.sec.gov as well as on the Marvell website in the Investor Relations section at www.marvell.com.

About Marvell

Marvell is a global leader in providing complete silicon solutions enabling the digital connected lifestyle. From mobile communications to storage, cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties, including Marvell’s: expectations regarding new investments and key initiatives producing tangible results in the new fiscal year across all served end markets; expectations regarding share gains in HDD’s, strong growth and share gains in SSDs and hybrids, and growth in network, connectivity products and Marvell’s mobile business; statements regarding its dividend program including the declaration of, timing of, funding of and quarterly amount of dividends; statements concerning Marvell’s use of non-GAAP net income and net income per share as important supplemental information; and statement relating to its financial outlook for the first quarter of fiscal 2014. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties, including, among others, Marvell’s reliance on a few customers for a significant portion of its revenue; any costs and liabilities relating to the outcome of current and future litigation; Marvell’s ability to develop and introduce new and enhanced products in a timely and cost effective manner; uncertainty in the worldwide economic conditions; seasonality in sales of consumer devices in which our products are incorporated; Marvell’s ability to compete in products and prices in an intensely competitive industry; Marvell’s ability to recruit and retain skilled personnel; ability to generate cash flows; and other risks detailed in Marvell’s SEC filings from time to time. When Marvell files its Annual Report on Form 10-K for the year ended February 2, 2013, the financial statements may differ from the results disclosed in this press release because judgments and estimates that management used in preparing the financial results reported in this press release may need to be updated to the date of the filing. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in the Marvell’s latest Quarterly Report on Form 10-Q for the quarter ended October 27, 2012 as filed with the SEC, and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	February 2,	October 27,	January 28,	February 2,	January 28,
	2013	2012	2012	2013	2012

Net revenue	$775,294	$780,881	$742,701	$3,168,630	$3,393,040
Cost of goods sold	370,833	374,503	341,113	1,493,497	1,465,805

Gross profit	404,461	406,378	401,588	1,675,133	1,927,235
Operating expenses:
Research and development	273,685	263,615	255,282	1,057,445	1,013,678
Selling and marketing	42,319	38,398	40,392	161,817	159,434
General and administrative	32,577	24,514	23,184	108,514	100,620
Amortization of acquired intangible assets	12,268	13,054	12,723	52,700	49,357

Total operating expenses	360,849	339,581	331,581	1,380,476	1,323,089

Operating income	43,612	66,797	70,007	294,657	604,146
Interest and other income, net	6,225	2,387	5,338	15,533	14,913

Income before income taxes	49,837	69,184	75,345	310,190	619,059
Provision (benefit) for income taxes	(315)	368	(5,372)	3,605	3,968

Net income	$50,152	$68,816	$80,717	$306,585	$615,091

Basic net income per share	$0.10	$0.12	$0.14	$0.55	$1.01

Diluted net income per share	$0.09	$0.12	$0.13	$0.54	$0.99

Shares used in computing basic earnings per share	525,804	553,049	583,466	555,310	607,857
Shares used in computing diluted earnings per share	528,082	559,348	599,300	563,123	623,268

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	February 2,	January 28,
	2013	2012
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$1,918,990	$2,246,498
Accounts receivable, net	330,238	407,263
Inventories	250,420	354,119
Prepaid expenses and other current assets	85,698	71,081

Total current assets	2,585,346	3,078,961
Property and equipment, net	387,027	383,801
Long-term investments	16,769	23,215
Goodwill and acquired intangible assets, net	2,121,793	2,173,496
Other non-current assets	150,829	108,146

Total assets	$5,261,764	$5,767,619

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$286,552	$304,695
Accrued expenses	261,186	224,900
Deferred income	60,150	59,959

Total current liabilities	607,888	589,554
Other non-current liabilities	169,281	164,047

Total liabilities	777,169	753,601

Shareholders’ equity:
Common stock	1,017	1,167
Additional paid-in capital	2,945,643	3,683,112
Accumulated other comprehensive income	1,148	776
Retained earnings	1,536,787	1,328,963

Total shareholders’ equity	4,484,595	5,014,018

Total liabilities and shareholders’ equity	$5,261,764	$5,767,619

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended			Year Ended
	February 2,		January 28,	February 2,	January 28,
	2013		2012	2013	2012
Cash flows from operating activities:
Net income	$50,152		$80,717	$306,585	$615,091
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,227		21,801	91,028	88,454
Stock-based compensation	36,486		31,416	127,280	119,863
Amortization of acquired intangible assets	12,268		12,723	52,700	49,357
Other expense, net	957		3,779	7,392	15,190
Excess tax benefits from stock-based compensation	(9)		(65)	(58)	(164)
Changes in assets and liabilities:
Accounts receivable	44,532		46,252	77,025	54,550
Inventories	73,468		(37,142)	103,102	(101,109)
Prepaid expenses and other assets	(15,861)		(6,738)	132	27,491
Accounts payable	2,833		(51,288)	(24,304)	(47,095)
Accrued expenses and other liabilities	(2,272)		(3,583)	8,014	(21,614)
Accrued employee compensation	(24,878)		(19,489)	(20,050)	(12,565)
Deferred income	692		(9,285)	191	(16,202)

Net cash provided by operating activities	204,595		69,098	729,037	771,247
Cash flows from investing activities:
Purchases of marketable securities	(338,538)		(268,804)	(1,543,902)	(1,851,696)
Purchases of strategic investments	(3,000)		(500)	(8,750)	(4,003)
Sales and maturities of investments	517,911		378,950	1,835,655	1,462,164
Cash paid for acquisitions, net	—		(75,156)	(1,000)	(93,916)
Purchases of technology licenses	(24,315)		(4,230)	(35,002)	(13,823)
Purchases of property and equipment	(19,096)		(26,449)	(68,186)	(88,779)

Net cash provided by (used in) investing activities	132,962		3,811	178,815	(590,053)
Cash flows from financing activities:

Repurchase of common stock	(260,464	) (a)	(186,480)	(936,935)	(1,340,876)
Proceeds from employee stock plans	38,692		50,474	104,936	106,039
Minimum tax withholding paid on behalf of employees for net share settlement	(277)		(3,010)	(10,099)	(8,182)
Dividend payment to shareholders	(31,748)		—	(98,761)	—
Principal payments on capital lease obligations	—		—	—	(511)
Excess tax benefits from stock-based compensation	9		65	58	164

Net cash used in financing activities	(253,788)		(138,951)	(940,801)	(1,243,366)

Net decrease in cash and cash equivalents	83,769		(66,042)	(32,949)	(1,062,172)

Cash and cash equivalents at beginning of period	668,184		850,944	784,902	1,847,074

Cash and cash equivalents at end of period	$751,953		$784,902	$751,953	$784,902

(a)	A total of 33.7 million shares were repurchased for $282.6 million in the fourth quarter of fiscal 2013. Marvell records all repurchases, as well as investment purchases and sales, based on trade date in accordance with US GAAP. Approximately $22.1 million of the repurchases was made in the final 3 days of the quarter and was not included in the cash flow above due to the standard 3 day settlement period.

Marvell Technology Group Ltd.

Reconciliations from GAAP to Non-GAAP

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	February 2,	October 27,	January 28,	February 2,	January 28,
	2013	2012	2012	2013	2012

GAAP net income	$50,152	$68,816	$80,717	$306,585	$615,091
Stock-based compensation	36,486	30,374	31,417	127,280	119,863
Amortization of acquired intangible assets	12,268	13,054	12,723	52,700	49,357
Acquisition-related costs (a)	295	523	1,961	4,851	1,961
Restructuring	154	129	565	1,257	1,856
Legal/Tax related matters (b)	5,008	—	(750)	5,258	6,709

Non-GAAP net income	$104,363	$112,896	$126,633	$497,931	$794,837

GAAP weighted average shares - diluted	528,082	559,348	599,300	563,123	623,268
Non-GAAP adjustment	16,196	18,452	6,397	15,442	3,852

Non-GAAP weighted average shares diluted (c)	544,278	577,800	605,697	578,565	627,120

GAAP diluted net income per share	$0.09	$0.12	$0.13	$0.54	$0.99

Non-GAAP diluted net income per share	$0.19	$0.20	$0.21	$0.86	$1.27

GAAP gross profit:	$404,461	$406,378	$401,588	$1,675,133	$1,927,235
Stock-based compensation	2,300	1,944	1,444	8,142	6,995
Acquisition-related costs (a)	—	—	1,457	2,983	1,457
Legal/Tax related matters (b)	5,698	—	—	5,698	—

Non-GAAP gross profit	$412,459	$408,322	$404,489	$1,691,956	$1,935,687

GAAP gross margin	52.2%	52.0%	54.1%	52.9%	56.8%
Stock-based compensation	0.3%	0.3%	0.2%	0.2%	0.2%
Acquisition-related costs (a)	—	—	0.2%	0.1%	—
Legal/Tax related matters (b)	0.7%	—	—	0.2%	—

Non-GAAP gross margin	53.2%	52.3%	54.5%	53.4%	57.0%

GAAP research and development:	$273,685	$263,615	$255,282	$1,057,445	$1,013,678
Stock-based compensation	(24,997)	(22,565)	(22,298)	(87,149)	(85,924)
Acquisition-related costs (a)	(262)	(458)	(279)	(1,628)	(279)
Restructuring	(1)	(2)	(420)	(47)	(728)
Legal/Tax related matters (b)	690	—	—	690	(3,137)

Non-GAAP research and development	$249,115	$240,590	$232,285	$969,311	$923,610

GAAP selling and marketing:	$42,319	$38,398	$40,392	$161,817	$159,434
Stock-based compensation	(3,683)	(3,101)	(3,657)	(13,278)	(12,920)
Acquisition-related costs (a)	(14)	(57)	(40)	(167)	(40)
Restructuring	—	3	(8)	3	(8)

Non-GAAP selling and marketing	$38,622	$35,243	$36,687	$148,375	$146,466

GAAP general and administrative:	$32,577	$24,514	$23,184	$108,514	$100,620
Stock-based compensation	(5,506)	(2,764)	(4,018)	(18,711)	(14,024)
Acquisition-related costs (a)	(19)	(8)	(185)	(73)	(185)
Restructuring	(153)	(130)	(137)	(1,213)	(1,120)
Legal/Tax related matters (b)	—	—	750	(250)	(3,572)

Non-GAAP general and administrative	$26,899	$21,612	$19,594	$88,267	$81,719

(a)	Acquisition-related costs include the step-up in fair value of acquired inventory that was sold during the period, and the amortization of retention bonuses required by the terms of the acquisition. Restructuring costs related to recently completed acquisitions are included within “Restructuring” in the table above.
(b)	Legal/Tax related matters during the three and twelve months ended February 2, 2013 includes an expense of $5.7 million related to an ongoing litigation matter. The amount recorded does not relate to our litigation with Carnegie Mellon University (CMU). Legal/Tax related matters in the twelve months ended January 28, 2012 include proceeds related to a concluded legal matter during the three months ended January 28, 2012, in addition to assessments of payroll taxes on employee benefits in certain jurisdictions recorded earlier in the fiscal 2012.
(c)	For purposes of calculating non-GAAP diluted net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the potential benefits of stock-based compensation costs expected to be incurred in future periods but not yet recognized in the financial statements.

Marvell Technology Group Ltd.

Reconciliations from GAAP to Non-GAAP Outlook

(Unaudited)

(In millions, except per share amounts)

Q1 FY2014 Outlook

Note : Amounts represent the midpoint of the expected range

GAAP gross margin	52.7%
Stock-based compensation, acquisition-related costs, and other	0.3%

Non-GAAP gross margin	53.0%

Q1 FY2014 Outlook

GAAP operating expenses	$360
Stock-based compensation, acquisition-related costs, restructuring, amortization of intangible assets and other	(50)

Non-GAAP operating expenses	$310

Q1 FY2014 Outlook

GAAP diluted earnings per share	$0.04
Stock-based compensation, acquisition-related costs, restructuring, amortization of intangible assets and other	$0.10

Non-GAAP earnings per share	$0.14